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                                                                EXHIBIT 10(c) 2


                        AMENDMENT TO EMPLOYMENT CONTRACT
                                 (JANET MAXEY)


That certain Employment Contract between Employer, AIR PACKAGING TECHNOLOGIES, INC., and Employee, JANET MAXEY, retaining Ms. Maxey as Chief Financial Officer, effective July 1, 1998 (the "Agreement") is hereby amended in the following respects, effective as of June 1, 1999 (numbers represent the Section numbers in the Agreement):

      1. Specified Term: The term of this Agreement shall run through May 31, 2000, and then automatically terminate on its own accord.

     13. Stock Options: All stock options held by Employee (totaling 250,000 Options at this date and each exercisable at an exercise price of $0.15 per share) shall continue to be exercisable so long as Employee is employed by Employer, and shall terminate at the end of six months after Employee ceases employment with Employer, regardless of reason for termination.

     18. (a) In the event that this Agreement is terminated prior to the completion of the term of employment specified herein, Employee shall be entitled to the compensation and expense reimbursements earned by and vested in him prior to the date of termination as provided for in this Agreement, computed pro rata up to and including that date.

          (b)  Deleted.

          (c)  Deleted.

          (d)  Deleted.

          (e)  Deleted.


EMPLOYER                                        EMPLOYEE

AIR PACKAGING TECHNOLOGIES, INC.,
a Delaware corporation


By  /s/ ILLEGIBLE SIG                           /s/ JANET MAXEY
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Date  6/30/99                                   Date  6/30/99
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